Exhibit 10.21

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 21st day of February, 2022, by and among ESAB Corporation, a Delaware corporation (the “Company”) and Shyam Kambeyanda, an individual (the “Executive”).

WHEREAS, the Company desires to employ the Executive as the President and Chief Executive Officer of the Company;

WHEREAS, the Executive desires to accept such employment as the President and Chief Executive Officer of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to continue to be employed by the Company for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3.

2. Term. The initial term of employment under this Agreement shall be for a period beginning on the consummation of the Spin-Off Transaction (as defined below) (the “Effective Date”) and ending on the third anniversary thereof, unless sooner terminated as hereinafter set forth; provided that, on the third anniversary of the Effective Date and on each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended upon the same terms and conditions (except for such terms and conditions that expire prior to any extension period), for successive periods of one year, unless the Company or the Executive provides written notice of its intention not to extend the term of the Agreement at least ninety (90) days’ prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Term” or the “Employment Period.”

3. Position and Duties.

(a) Executive Positions. During the Employment Period, the Executive shall serve as the President and Chief Executive Officer (“CEO”) the Company. In such capacities, the Executive shall report to the Company’s Board of Directors (the “Board”) and perform the duties and responsibilities as the Board may from time to time determine to assign to the Executive. The Executive’s employment shall be subject to the policies maintained and established by the Company, as the same may be amended from time to time. The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act that would intentionally injure the business, interests, or reputation of the Company or its subsidiaries and affiliates. In keeping with these duties, the Executive shall make full disclosure to the Board of all business opportunities pertaining to the business of the Company and should not appropriate for the Executive’s own benefit business opportunities that fall within the scope of the businesses conducted by the Company. The Executive shall also devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company.

(b) The Executive shall be appointed as a member of the Board of the Company as of the Effective Date and serve in this capacity without additional compensation and in advance of the expiration of each term as a director, in due course, shall be nominated for election (and re-election) to the Board so long as he is then serving as CEO of the Company and is eligible to be a member of the Board of Directors under applicable law or rules of the national securities exchange on which the Company’s common stock is then listed, if any. The Executive’s continued membership on the Board shall be subject to election in accordance with the by-laws of the Company and applicable law, and shall not be considered a condition to Executive’s performance of his obligations hereunder, nor shall failure to be elected to the Board be considered a diminution of Executive’s duties, responsibilities, title, status, role or position pursuant to Section 6(iii) below. The Executive also agrees to serve without additional compensation, if elected or appointed thereto, as a director or member of any of the Company’s subsidiaries or affiliates and in one or more executive offices of any of the Company’s subsidiaries or affiliates.

(c) Executive acknowledges that Executive shall be subject to and must comply with the Company’s policy with respect to ownership of Company common stock as it may be in effect from time to time.

4. Compensation and Benefits.

(a) Base Salary. Commencing on the Effective Date, the Company shall pay to the Executive a base salary at the initial rate of $1,000,000 per calendar year (the “Base Salary”), and prorated for any partial year. The Base Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) no less frequently than annually and may adjusted in the discretion of the Compensation Committee. Any such adjustment in Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures and policies in effect from time to time.

(b) Annual Bonus. For each calendar year that ends during the Employment Period, the Executive shall be eligible to receive an annual bonus pursuant to the ESAB Corporation Annual Incentive Plan that is in effect from time to time (“Incentive Bonus”). The Executive’s target Incentive Bonus amount for calendar year 2022 shall equal one hundred and fifteen percent (115%) of the Executive’s Base Salary for 2022 (the “Target Bonus Amount”); provided that the Executive’s actual Incentive Bonus amount for a particular calendar year shall be determined by the Compensation Committee in its sole and unfettered discretion based on performance objectives (which shall include corporate and individual objectives) established with respect to that particular calendar year by the Compensation Committee (after consultation with the Executive), and may be more or less than the Target Bonus Amount. Except as otherwise set forth herein, the Executive must be actively employed by the Company throughout the applicable bonus measurement period and shall not have given notice of termination (other than for Good Reason (as set forth below), or been given notice by the Company of the termination of this Agreement for Cause (as set forth below) where such breach giving rise to Cause or Good Reason is not cured, at any time during the applicable bonus measurement period to be eligible to receive the Incentive Bonus.

(c) Long-Term Incentives. In 2022, the Executive shall be granted awards under the Company’s 2022 Omnibus Incentive Plan with a value of Four Million Dollars ($4,000,000.00) less the value of awards granted to the Executive in February 2022 by Colfax Corporation under the Colfax Corporation 2020 Omnibus Incentive Plan, with the type of awards and vesting determined by the Compensation Committee and subject to the terms and conditions of the 2022 Omnibus Incentive Plan. In subsequent calendar years, the Executive shall be eligible to receive awards under the 2022 Omnibus Incentive Plan as determined by the Compensation Committee based on his position and performance.

(d) Employee Benefits; Perquisites. During the Employment Period, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time, that are generally made available to senior executives of the Company. The Executive shall also be entitled to: (i) 25 working days of vacation per year plus floating holidays, (ii) use of a private aircraft for personal purposes and tax and financial planning services provided by a third-party financial planner or tax professional, in combination for an amount not exceeding such amount that would cause him to recognize $80,000 in compensation income per calendar year in accordance with the most favorable method to the Executive available under applicable Treasury Regulations, with a maximum on the usage of a private aircraft for personal purposes of $250,000 in actual cost to the Company per calendar year. The Company reserves the right to amend, modify or cancel any employee benefit plans, practices and programs, and any fringe benefits and perquisites, as applicable to executives of the Company generally, at any time and without the consent of the Executive.

(e) Company Compensation Plans. Except as otherwise provided herein, all compensation provided to the Executive pursuant to Section 4 shall be in accordance with the Company’s compensation plans and policies.

(f) Clawback/Recoupment. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company to comply with any such law, government regulation or stock exchange listing requirement).

5. Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder. The Company shall reimburse the Executive for all such expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Company promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

6. Termination of Employment.

(a) Termination. During the Employment Period, this Agreement and the employment of Executive by the Company may be terminated at any time as follows:

(i) By mutual agreement of the Parties;

(ii) By the Company if Executive dies or becomes Disabled;

(iii) By the Company for Cause immediately upon notice;

(iv) By the Company without Cause upon thirty (30) days’ written notice;

(v) By Executive for Good Reason; or

(vi) By Executive, voluntarily, at any time; provided that Executive agrees to give the Company not less than thirty (30) days written notice of Executive’s resignation unless such notice period is waived by the Company.

(b) Notice of Termination. Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by a written Notice of Termination to the other party hereto in accordance with the requirements of this Agreement. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder (collectively, “Section 409A”), references to Executive’s termination of employment (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.

(c) Resignation of All Other Positions. Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any Company subsidiaries or affiliates.

(d) Notice Period. During the period following delivery of notice of the Executive’s termination, whether voluntarily by the Executive or by the Company, and prior to the effective date of the Executive’s termination, the Company may, in its sole discretion: (i) require the Executive to perform only such duties as it may allocate to the Executive; (ii) require the Executive not to perform any of the Executive’s duties; (iii) to the extent practical given the Company’s requirements under subsection (i) above, require the Executive not to have any contact with employees, clients or vendors of the Company as the Company shall determine; and (iv) exclude the Executive from the Company premises.

(e) Payment in Lieu of Notice. The Company may, at its absolute discretion, when terminating the Executive’s employment without Cause pursuant to Sections 6(a)(iv), elect to notify the Executive in writing that it is exercising its right to dismiss the Executive with immediate effect and that it will be making a payment to the Executive in lieu of notice. The Company’s payment in lieu of notice shall be equivalent to the Base Salary which would have been payable or have accrued during the Executive’s notice period.

7. Compensation Upon Termination.

(a) Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, this Agreement and the Employment Period shall terminate without further notice or any action required by the Company or the Executive’s legal representatives. Within thirty (30) days following the Executive’s death, the Company shall pay to the Executive’s legal representative or estate, as applicable, (i) the Executive’s Base Salary and accrued unused vacation due through the Date of Termination, and (ii) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination at the time such payments are due. The Executive shall also be entitled to payment of any Incentive Bonus earned for a previous performance period and unpaid on the Date of Termination and a Partial Year Bonus (defined below). A Partial Year Bonus is payable to the Executive for the year of the Executive’s employment termination in the event the Company performance criteria for payment of an Incentive Bonus are achieved as of the close of the year at the level required for a payout (as determined without any exercise of negative discretion unless such exercise is applicable to all “covered employees” (within the meaning of Section 162(m) of the Code) with like force and effect). Should any such Partial Year Bonus become payable under this Agreement, payment shall be made to the Executive (or his legal representative) at the same time as payment is made to all other participants under the Incentive Bonus compensation program following the close of the year. Except as set forth herein, the Company and the Company’s subsidiaries and affiliates shall have no further obligation to the Executive or his legal representatives, estate or heirs upon his death under this Agreement.

(b) Disability. If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 6(a)(ii), the Company shall pay to the Executive (i) the Executive’s Base Salary and accrued unused vacation due through the Date of Termination, and (ii) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination at the time such payments are due. The Executive shall also be entitled to payment of any Incentive Bonus earned for a previous performance period and unpaid on the Date of Termination and a Partial Year Bonus in the manner provided in Section 7(a). Except as set forth herein, the Company shall have no further obligations to the Executive under this Agreement upon Executive’s termination due to Disability pursuant to Section 6(a)(ii).

(c) Termination by the Company for Cause, by the Executive without Good Reason, or due to Non-Renewal by the Executive. If, during the Employment Period, the Company terminates the Executive’s employment for Cause pursuant to Section 6(a)(iii) or the Executive terminates his employment without Good Reason pursuant to Section 6(a)(vi) or the Agreement terminates due to a non-renewal of the Agreement pursuant to Section 2 by the Executive, the Company shall pay to the Executive the Executive’s Base Salary and accrued unused vacation due through the Date of Termination and all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due. Except as set forth herein, the Company shall have no further obligations to the Executive under this Agreement upon such termination.

(d) Termination by the Company without Cause or by the Executive with Good Reason, or at any time following a Non-Renewal by the Company. If during the Employment Period or at any time on or following the expiration of the Employment Period due to a notice non-renewal of the Employment Period by the Company to the Executive pursuant to Section 2, the Company terminates the Executive’s employment without Cause pursuant to Section 6(a)(iv) or the Executive terminates his employment with Good Reason pursuant to Section 6(a)(vi), the Company shall pay to the Executive (i) the Executive’s Base Salary and accrued unused vacation due through the Date of Termination and (ii) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, in each case at the time such payments are due. The Executive shall also be entitled to payment of any Incentive Bonus earned for a previous performance period and unpaid on the Date of Termination. The Executive shall also be entitled to receive, subject to his compliance with the restrictive covenants in Section 8 and his execution and non-revocation of the Release, the following severance benefits (collectively, the “Severance Benefits”): (1) the Executive’s Base Salary, less all applicable payroll deductions, for twenty-four (24) months paid in accordance with the Company’s normal payroll practices, (2) an amount equal to 200% of the target Incentive Bonus for the year of termination, less all applicable payroll deductions, paid in substantially equal proportionate installments for a period of twenty-four (24) consecutive months, (3) a Partial Year Bonus (as described below) and (4) provided the Executive and his eligible dependents timely and properly elect to continue health care coverage under COBRA, the Executive and such eligible dependents shall be entitled to continue to participate in such basic medical insurance programs of the Company as in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Company, and the Company shall pay for the employer portion of the premiums for such benefits for twenty-four (24) months or, if earlier, until the date the Executive becomes eligible to receive coverage from another Company or is otherwise no longer eligible to receive COBRA continuation coverage. Notwithstanding the foregoing, if at any time the Company determines that its payment of the employer portion of the premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any other Code section, law or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the subsidized premiums described above, the Company shall instead pay a fully taxable monthly cash payment in an amount such that, after payment by the Executive of all taxes on such payment, the Executive retains an amount equal to the Company’s portion of the applicable premiums for such month, with such monthly payment being made on the last day of each month for the remainder of the twenty-four (24) month period. A Partial Year Bonus is payable to the Executive for the year of the Executive’s employment termination in the event the Company performance criteria for payment of an Incentive Bonus are achieved as of the close of the year at the level required for a payout (as determined without any exercise of negative discretion unless such exercise is applicable to all “covered employees” (within the meaning of Section 162(m) of the Code) with like force and effect). Should any such Partial Year Bonus become payable under this Agreement, payment shall be made to the Executive at the same time as payment is made to all other participants under the Incentive Bonus compensation program following the close of the year. Further, if during the Employment Period or at any time on or following the expiration of the Employment Period due to a notice non-renewal of the Employment Period by the Company to the Executive pursuant to Section 2, the Company terminates the Executive’s employment without Cause pursuant to Section 6(a)(iv) or the Executive terminates his employment with Good Reason pursuant to Section 6(a)(vi), then, subject to Executive’s execution and non-revocation of a Release, (A) the unvested non-qualified stock options and unvested restricted stock units that were granted to Executive by Colfax Corporation under the Colfax Corporation 2020 Omnibus Incentive Plan and Colfax Corporation 2016 Omnibus Incentive Plan (collectively, the “Enovis Stock Plan”) in either 2020 or 2021 (and assumed by the Company and converted into awards under the Company’s 2022 Omnibus Incentive Plan) will immediately become one hundred percent (100%) vested, and (B) Executive will be eligible to continue to vest a prorated amount, measured from the original grant date by Colfax Corporation to the Date of Termination, of outstanding performance stock units granted to Executive by Colfax Corporation under the Enovis Stock Plan in either 2020 or 2021 (and assumed by the Company and converted into awards under the Company’s 2022 Omnibus Incentive Plan) as if Executive were still employed by the Company.

The amounts described in clauses (1) and (2) of this Section 7(d) will be paid in twenty-four (24) equal installments on the Company’s regular payroll schedule, beginning within sixty (60) days following the Date of Termination, provided that Executive (or, in the event of Executive’s death, Executive’s estate) has executed and delivered to the Company not later than forty-five (45) days following the date of termination a Release and the latest date on which the Release is subject to revocation has expired. To the extent that, as a result of the timing of the Executive’s return of the Release to the Company, any payroll date following the Date of Termination has elapsed without a payment being made, the missed installment payment(s) shall be made together with the first permitted installment payment of Severance Benefits hereunder (without interest). As to any amount described in clauses (1) and (2) of this Section 7(d) that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), if the sixty (60) day period begins in one calendar year and ends in a second (2nd) calendar year, payment shall always be paid in the second (2nd) calendar year. All payments of amounts described in clauses (1) and (2) of this Section 7(d) are subject to clawback by the Company in the event of any knowing breach by Executive of the provisions of Section 8 hereof.

(e) Section 409A. To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Executive and the Company, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 7(g).

(i) For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(ii) The Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(iii) Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon the Executive’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided. To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Executive shall pay the cost of such benefit during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(iv) (A) Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

(v) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days following the Date of Termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

8. Confidentiality, Non-Disclosure and Non-Competition Agreement. The Company and the Executive acknowledge and agree that during the Executive’s employment with the Company, the Executive will have access to and may assist in developing Company Confidential Information and will occupy a position of trust and confidence with respect to the Company’s affairs and business and the affairs and business of the Company subsidiaries and affiliates. For purposes of this Agreement, “Company Confidential Information” means information known to the Executive to constitute confidential or proprietary information belonging to the Company or Company subsidiaries or affiliates or other non-public information, confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, methods, techniques, technology, research, strategy, plans, customer or supplier information, customer or supplier lists, financial data, technical data, computer files, and computer software, including any of the foregoing that is in any stage of research, development, or planning, and any other information which the Executive obtained while employed by, or otherwise serving or acting on behalf of, the Company or which the Executive may possess or have under his control, that is not generally known (except for unauthorized disclosures) to the public or within the industry in which the Company does business. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Company Confidential Information and to protect the Company and Company subsidiaries and affiliates against harmful solicitation of employees and customers, harmful effects on operations and other actions by the Executive that would result in serious adverse consequences for the Company and Company subsidiaries and affiliates:

(a) Non-Disclosure. During the Executive’s employment with the Company and at all times thereafter, the Executive will not knowingly, directly or indirectly through an intermediary, use, disclose or transfer any Company Confidential Information other than (1) as authorized in writing by the Company or the Board, or (2) during such employment, is within the scope of the Executive’s duties with the Company as determined reasonably and in good faith by the Executive. Anything herein to the contrary notwithstanding, the provisions of this Section 8(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information; (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 8(a); (iv) as to information that is or becomes available to the Executive on a non-confidential basis from a source which is entitled to disclose it to the Executive; or (v) as to information that the Executive possessed prior to the commencement of employment with the Company. In the event the Executive is required or compelled by legal process to disclose any Company Confidential Information, he will immediately inform the Company so that the Company may present and preserve any objections that it may have to such disclosure and/or seek an appropriate protective order.

(b) Permitted Governmental Disclosures. The federal Defend Trade Secrets Act of 2016 immunizes employees against criminal and civil liability under federal or state trade secret laws – under certain circumstances – if Executive discloses a trade secret for the purpose of reporting a suspected violation of law. Pursuant to such Act, immunity is available if Executive discloses a trade secret in either of these two circumstances: (1) Executive discloses the trade secret (a) in confidence, (b) directly or indirectly to a government official (federal, state or local) or to a lawyer, (c) solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a legal proceeding, Executive discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is not accessible to the public). Further, nothing in this Employment Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any federal Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need prior authorization to make any such reports or disclosures and is not required to notify the Company or the Board that he has made such reports or disclosures.

(c) Materials. The Executive will not remove, directly or indirectly through an intermediary, any Company Confidential Information or any other property of the Company from the Company’s premises or make copies of such materials except for normal and customary use in the Company’s business as determined reasonably and in good faith by the Executive. The Executive will return to the Company all Company Confidential Information and copies thereof, including but not limited to computer data, files, software, and hardware, and all other property of the Company at any time upon the request of the Company and to the extent consistent with the Executive’s ability to perform his duties hereunder, and in any event promptly after termination of Executive’s employment.

(d) Non-Solicitation. During the Non-Solicitation Period, the Executive shall not, directly or indirectly through an intermediary, (i) solicit, entice, persuade or induce any individual who is employed by the Company or any Company subsidiary (or who was so employed within twelve (12) months prior to the Executive’s action, other than any such individual whose employment was involuntarily terminated by the Company or any Company subsidiary) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or a Company subsidiary, and the Executive shall not hire, directly or indirectly, as an employee, consultant or otherwise, any such person, or (ii) solicit, induce or encourage any client or customer of the Company or any Company subsidiary, or any person or entity who was a client or customer within twelve (12) months prior to the Executive’s action, to terminate, reduce or alter in a manner adverse to the Company or any Company subsidiary any existing business arrangements with the Company or any Company subsidiary or to transfer existing business from the Company or any Company subsidiary to any other person or entity. “Non-Solicitation Period” shall mean the period of Executive’s employment with the Company and the thirty-six (36) months following the Date of Termination; except that if a court or arbitrator finds that a thirty-six (36) month Non-Solicitation Period is not reasonably necessary to protect legitimate business interests of the Company, the Non-Solicitation Period shall be the period of Executive’s employment with the Company and twenty-four (24) months following the Date of Termination; except that if a court or arbitrator finds that a twenty-four (24) month Non-Solicitation Period is not reasonably necessary to protect legitimate business interests of the Company, the Non-Solicitation Period shall be the period of Executive’s employment with the Company and eighteen (18) months immediately following the Date of Termination; except that if a court or arbitrator finds that a eighteen (18) month Non-Solicitation Period is not reasonably necessary to protect legitimate business interests of the Company, the Non-Solicitation Period shall be the period of Executive’s employment with the Company and twelve (12) months immediately following the Date of Termination.

(e) Non-Competition.

(i) During the Restriction Period, the Executive shall not, directly or indirectly through an intermediary, anywhere in the Territory or any other jurisdiction in which the Company is engaged or has reasonably firm plans to engage in the manufacture and/or sale of fabrication technology products and services that are produced by the Company or an Affiliate or that are competitive with any of the fabrication technology products and services that are produced by the Company, or an Affiliate, any other products actively produced by the Company or an Affiliate at the time of Executive’s termination of employment, or under active development by the Company at the time of the Executive’s termination of employment (the “Business”), (A) be engaged by, or have a financial or any other interest in, any corporation, firm, partnership, proprietorship or other business entity or enterprise, whether as a principal, agent, employee, director, consultant, stockholder, partner or in any other capacity, which competes with the Business, or competed with the Business during the Executive’s tenure with the Company, or (B) own an interest in any entity described in subsection (A) immediately above; provided, however, that the Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his direct holdings in any such entity shall not in the aggregate constitute more than 3% of the voting power of such entity and does not otherwise violate any Company policy applicable to the Executive. The Executive agrees that, before providing services, whether as an employee or consultant or in any other capacity, to any entity during the Restriction Period, he will provide a copy of the restrictive covenants sections of this Agreement to such entity and authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated or possible future employer. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper. “Restriction Period” shall mean the period of Executive’s employment with the Company and the twenty-four (24) months following the Date of Termination; except that if a court or arbitrator finds that a twenty-four (24) month Restriction Period is not reasonably necessary to protect legitimate business interests of the Company, the Restriction Period shall be the period of Executive’s employment with the Company and eighteen (18) months immediately following the Date of Termination; except that if a court or arbitrator finds that a eighteen (18) month Restriction Period is not reasonably necessary to protect legitimate business interests of the Company, the Restriction Period shall be the period of Executive’s employment with the Company and twelve (12) months immediately following the Date of Termination. “Territory” means the United States of America; except that if a court or arbitrator finds that the United States of America is not reasonably necessary to protect legitimate business interests of the Company, the Territory shall be those locations in the United States of America in which the Company or an Affiliate is operating; except that if a court or arbitrator finds that the foregoing states are not reasonably necessary to protect legitimate business interests of the Company, the Territory shall be the state(s) or geographic area(s) in which Executive was assigned for management or operational responsibility on behalf of the Company or an Affiliate as of the Date of Termination.

(ii) If the restrictions contained in Sections 8(c) or 8(d)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, that section shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.

(f) Compliance with Company’s Policies. The Executive agrees to observe and comply with the policies and rules of the Company unless such compliance is inconsistent with the terms of this Agreement.

(g) Non-Disparagement. Executive shall not, at any time during the term and thereafter make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its Affiliates or their respective officers, directors, employees, advisors, businesses or reputations, nor shall members of the Board of Directors or Company officers make any statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action, which may, directly or indirectly, disparage or be damaging to the Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive, members of the Board of Directors or officers from making truthful statements that are required by applicable law, regulation or legal process.

(h) Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Period may necessitate the Executive’s cooperation in the future. Accordingly, during the twelve-month period following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Company, the Executive shall cooperate with the Company and its counsel, in connection with matters arising out of or relating in any way to the Executive’s service to the Company, including information requests relating to the business or affairs of the Company, as well as any investigation, litigation, arbitration or other proceeding related to the business or affairs of the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The cooperation includes the Executive making himself available for reasonable periods of time upon reasonable notice to the Executive in any such litigation or investigation and providing testimony before or during such litigation or investigation. The Company shall reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with such cooperation.

(i) Enforcement. The Executive acknowledges that in the event of any breach of this Section 8, the business interests of the Company will be irreparably injured, the full extent of the damages to the Company will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement. The Executive further agrees that any breach of this Agreement by the Company prior to the Date of Termination shall not release the Executive from compliance with his obligations under this Section 8.

9. Parachute Limitations. If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with the Executive’s termination of employment), whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 9, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment and excise taxes. Any such reduction shall be made in accordance with Section 409A of the Code and the following:

(a) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and

(b) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

All calculations and determinations under this Section 9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

10. Indemnification. The Company shall indemnify the Executive to the maximum extent that its officers, directors and employees are entitled to indemnification pursuant to the Company’s certificate of incorporation, bylaws, and any indemnification agreements then in force, subject to applicable law. The Executive shall also be covered as an insured under any contract of directors and officers liability insurance to the same extent as such contract covers members of the Board. The Executive’s rights under this Section 10 shall survive any termination or expiration of this Agreement and any termination of the Executive’s employment for all periods thereafter during which the Executive may be subject to liability for any acts or omissions occurring during his employment or service as a member of the Board that is otherwise subject to indemnification and coverage under directors and officers liability insurance.

11. Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, addressed as follows:

(i)	If to the Company:

ESAB Corporation

909 Rose Avenue, Suite 800

North Bethesda, MD 20852

Attn: Chairman of the Board

(ii)	If to the Executive:

Shyam Kambeyanda

At the most recent address for the Executive shown on the

Company’s payroll records.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

12. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

13. Effect on Other Agreements; Inconsistency. This Agreement, the Change in Control Agreement and the Retention Agreement between Executive and Colfax Corporation dated March 5, 2021 (the “Retention Agreement”), and all other agreements identified hereunder constitute the entire agreement between the parties respecting the employment of the Executive and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement of the Company in which the Executive is a participant or a party, whether applicable on the Effective Date or at any time thereafter, this Agreement shall control unless, with the Executive’s prior written consent, such other plan, program or practice, or in such agreement with the Executive, specifically refers to this Agreement as not so controlling.

14. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 4(f), 4(g), 7, 8, 9, 10, 11, 12, 13, 15, 16, 17, 19, 20, 22 and 23 hereof and this Section 14 shall survive the termination of employment of the Executive or the termination or expiration of the Agreement pursuant a non-renewal by either party under Section 2. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

15. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder, and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor entity.

16. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives and permitted successors and assigns.

17. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

18. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

19. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Delaware without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Delaware. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

20. Entire Agreement. This Agreement, the Change in Control Agreement and the Retention Agreement, constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein.

21. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

22. Withholding. The Company may withhold from any benefit payment or any other payment or amount under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

23. Definitions. For purposes of this Agreement, the following definitions shall apply:

(a) “Accrued Benefits” means (i) any compensation deferred by the Executive prior to the Date of Termination and not paid by the Company or otherwise specifically addressed by this Agreement; (ii) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Company; (iii) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 5; and (iv) any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Company.

(b) “Affiliate” shall mean, any employer with which the Company would be considered a single employer under Section 414(b) or 414(c) of the Code (as defined below), applied using fifty percent (50%) as the percentage of ownership required under such Code sections, including (i) any Person (as defined below), any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such specified Person and (ii) any Person that is a natural Person, the spouse, ancestors, or lineal descendants of such Person, any limited partnership or limited liability company controlled by such Person or such Person’s spouse, ancestors, or lineal descendants or in which such Person or such Person’s spouse, ancestors, or lineal descendants hold a majority interest, any trust established for the benefit of any of them and such Person’s estate or legal representative.

(c) “Cause” shall mean Executive shall have committed: (i) an intentional act of fraud, embezzlement or theft in connection with Executive’s duties or in the course of Executive’s employment with the Company; (ii) intentional wrongful damage to property of the Company; (iii) intentional wrongful disclosure of secret processes or confidential information of the Company; (iv) an act or omission resulting in conviction of a criminal offense (other than minor traffic offenses); (v) intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty; (vi) any such act which shall have been materially harmful to the Company taken as a whole; or (vii) substantial and repeated failure to perform his material duties hereunder, after demand for performance is delivered by the Company that identifies the manner in which the Company believes that the Executive had not performed his material duties, which is not cured within thirty (30) days after notice of such failure has been given to the Executive by the Company.

(d) “Date of Termination” means (i) if the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability pursuant to Section 6(a)(ii), thirty (30) days after Notice of Termination is given by either party to the other party, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period; or (iii) if the Executive’s employment is terminated by the Company pursuant to Section 6(a)(iii)-(iv) or by the Executive pursuant to Section 6(a)(v)-(vi), the date specified in the Notice of Termination.

(e) “Disability” shall mean (i) the Executive’s is unable, due to a physical or mental condition, to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition will be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, Section 409A of the Code and other applicable law.

(f) “Good Reason” shall mean (i) any material diminution in the Executive’s title, reporting relationships, duties, status, role, authority or responsibilities; (ii) removal of the Executive from the position of Chief Executive Officer of the Company; (iii) any relocation of the Executive’s principal office after the Effective Date by more than fifty (50) miles from its current location in North Bethesda, Maryland; (iv) the failure of the Company to assign or for any successor to assume the obligations of the Company under this Agreement; (vi) a breach of a material provision of this Agreement by the Company; provided, that Good Reason shall not exist unless and until Executive provides the Company with written notice of the act(s) alleged to constitute Good Reason within thirty (30) calendar days of the occurrence of such act(s) and describing such act(s) in reasonably sufficient detail to allow the Company to cure the act(s), and the Company fails to cure such act(s) within thirty (30) calendar days of receipt of such notice. Further, Executive must then exercise his right to terminate his employment for Good Reason within sixty (60) calendar days thereafter, in order for the termination to be for Good Reason.

(g) “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(h) “Partial Year Bonus” shall equal the Executive’s Incentive Bonus compensation so earned multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company in the annual or other performance period for the Incentive Bonus award in which such termination occurs and the denominator of which is the total number of days included within such annual or partial year performance period.

(i) “Release” shall mean an irrevocable general waiver and release of claims in the form provided by the Company to Executive (or, in the event of Executive’s death, Executive’s estate) after Executive’s termination.

(j) “Spin-Off Transaction” shall mean Colfax Corporation’s distribution of at least 80.1% of the outstanding shares of common stock of the Company to the stockholders of Colfax Corporation.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

ESAB CORPORATION

/s/ Christopher M. Hix Name: Christopher M. Hix
Title: Chairman

EXECUTIVE
/s/ Shyam P. Kambeyanda
Shyam P. Kambeyanda